UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): June 27, 2017

Mercury Systems, Inc.
(Exact Name of Registrant as Specified in Charter)

Massachusetts	000-23599	04-2741391
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
50 Minuteman Road, Andover, Massachusetts 01810
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (978) 256-1300
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8- K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On June 27, 2017, Mercury Systems, Inc. (the “Company”) and certain of the Company’s subsidiaries, as guarantors, entered into an Amendment No. 1 to the Company’s Credit Agreement dated May 2, 2016 (the Credit Agreement, as amended by Amendment No. 1, the “Amended Credit Agreement”) with a syndicate of commercial banks and Bank of America, N.A acting as the administrative agent. The Amended Credit Agreement provides for a $400 million revolving credit facility. Mercury repaid the $192.5 million remaining principal on its term loan under the original Credit Agreement using cash on hand. The new $400 million revolving facility remained undrawn at the closing of the refinancing, other than for outstanding letters of credit.

Maturity

The Amended Credit Agreement has a five year maturity.

Interest Rates and Fees

Borrowings under the Amended Credit Agreement bear interest, at the Company’s option, at floating rates tied to LIBOR or the prime rate plus an applicable percentage. The applicable percentage has initially been set at LIBOR plus 1.375% and in future fiscal quarters will be established pursuant to a pricing grid based on the Company’s total net leverage ratio.

In addition to interest on the aggregate outstanding principal amounts of any borrowings, the Company will also pay a quarterly commitment fee on the unutilized commitments under the revolving credit facility, which fee has initially been set at 0.25% per annum and in future fiscal quarters will be established pursuant to a pricing grid based on the Company’s total net leverage ratio. The Company will also pay customary letter of credit and agency fees.

Covenants and Events of Default

The Amended Credit Agreement provides for customary negative covenants, including, among other things and subject to certain significant exceptions, restrictions on the incurrence of debt or guarantees, the creation of liens, the making of certain investments, loans and acquisitions, mergers and dissolutions, the sale of assets including capital stock of subsidiaries, the payment of dividends, the repayment or amending of junior debt, altering the business conducted, engaging in transactions with affiliates and entering into agreements limiting subsidiary dividends and distributions. The Amended Credit Agreement also requires the Company to comply with certain financial covenants, including a quarterly minimum consolidated cash interest charge ratio test and a quarterly maximum consolidated total net leverage ratio test.

The Amended Credit Agreement also provides for customary representations and warranties, affirmative covenants and events of default (including, among others, the failure to make required payments of principal and interest, certain insolvency events, and an event of default upon a change of control). If an event of default occurs, the lenders under the Amended Credit Agreement will be entitled to take various actions, including the termination of unutilized commitments, the acceleration of amounts outstanding under the Amended Credit Agreement and all actions permitted to be taken by a secured creditor.

Guarantees and Security

The Company’s obligations under the Amended Credit Agreement are guaranteed by certain of the Company’s material domestic wholly-owned restricted subsidiaries (the “Guarantors”). The obligations of both the Company and the Guarantors are secured by a perfected security interest in substantially all of the assets of the Company and the Guarantors, in each case, now owned or later acquired, including a pledge of all of the capital stock of substantially all of the Company’s domestic wholly-owned restricted subsidiaries and 65% of the capital stock of certain of its foreign restricted subsidiaries, subject in each case to the exclusion of certain assets and additional exceptions.

The foregoing description of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment No. 1, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 27, 2017 the Company and certain of the Company’s subsidiaries entered into an Amendment No. 1 to the Company’s Credit Agreement dated May 2, 2016 (the Credit Agreement, as amended by Amendment No. 1, the “Amended Credit Agreement”) with a syndicate of commercial banks and Bank of America, N.A acting as the administrative agent. Reference is made to Item 1.01 of this Current Report on Form 8-K for a summary of the Amended Credit Agreement.

Item 7.01 Regulation FD Disclosure

On June 27, 2017, the Company issued a press release announcing the Amendment No. 1 to the Company’s Credit Agreement. The press release is furnished as Exhibit 99.1 hereto. The information provided in Item 7.01 of this Current Report on Form 8-K and in the attached Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1
Amendment No. 1 to Credit Agreement, dated June 27, 2017, among Mercury Systems, Inc., the Guarantors party thereto, the Lenders party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent

99.1	Press release, dated June 27, 2017, of Mercury Systems, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 27, 2017	MERCURY SYSTEMS, INC.

	By:	/s/ Gerald M. Haines II
Gerald M. Haines II
Executive Vice President, Chief Financial Officer, and Treasurer

Exhibit Index

Exhibit No.	Description
10.1
Amendment No. 1 to Credit Agreement, dated June 27, 2017, among Mercury Systems, Inc., the Guarantors party thereto, the Lenders party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent

99.1	Press release, dated June 27, 2017, of Mercury Systems, Inc.